Exhibit 10.22

October 16, 2009

Mr. Alan Shortall
Chief Executive Officer
Unilife Medical Solutions
633 Lowther Road
Lewisberry, PA 17339

REVISED

Dear Mr. Shortall:

The purpose of this letter is to provide an outline of the assistance the Commonwealth of Pennsylvania is prepared to offer Unilife Medical Solutions (Unilife) and its wholly-owned subsidiary company Integrated BioSciences (IBS), should Unilife choose to proceed with expanding its corporate headquarters and manufacturing operations in south central Pennsylvania. This offer of assistance replaces and supersedes our accepted offer letter dated November 12, 2008.

It is our understanding that Unilife wishes to enter into a build-to-suit agreement to construct a new building in south central Pennsylvania that will serve as its corporate headquarters and house its primary manufacturing operations. The proposed project is expected to create at least 241 new full-time jobs by December 31, 2012, and will retain 87 existing employees. The total cost of this project will be $86,000,000. Based upon this information, I am pleased to propose a significant economic development assistance package on behalf of the Commonwealth of Pennsylvania.

Please understand that if Unilife agrees to accept this offer of assistance from the Commonwealth, it also agrees to make no public announcement of the project without the prior approval of the Pennsylvania Department of Community and Economic Development (DCED). Unilife also agrees to formally apply with DCED for each of the programs described below, as necessary.

Opportunity Grant Program (OGP)

The Opportunity Grant program has the flexibility necessary to allow Pennsylvania to customize its assistance to the specific needs of your project. Based upon the project’s significant economic impact, the Commonwealth will provide a $500,000 Opportunity Grant to Unilife. This grant may be used for any eligible costs associated with the project.

Mr. Alan Shortall
October 16, 2009

Job Creation Tax Credits (JCTC)

Job Creation Tax Credits are provided to businesses that create new, full-time jobs paying at least 150% of the federal minimum wage. For the 241 new jobs Unilife will create with this project, it will be eligible to receive tax credits of $482,000 over a period of years, based upon when the jobs are created. These credits can be applied to your company’s Pennsylvania Corporate Net Income Tax and/or its Capital Stock and Franchise Tax. In order to receive the full tax credit, all jobs must be created within three years of an agreed upon start date.

Job Training Assistance – Customized Job Training (CJT) and WEDnet

Based upon the information provided, the Commonwealth will provide Unilife up to $200,000 for eligible training costs through one or both of the following programs depending upon your company’s specific training needs. To be eligible for training funds, employees must be Pennsylvania residents and earn at least 150% of the federal minimum wage.

DCED provides Customized Job Training (CJT) grants, which can reimburse a company for up to 75% of eligible costs incurred in providing customized, advanced level training for new or existing employees. Eligible costs include trainer salaries and expenses, consumable training materials, and curriculum development.

WEDnet provides Guaranteed Free Training (GFT) grants, which can reimburse a company for up to $450 per employee receiving basic skills training and up to $850 per employee receiving information technology training. Any training under this program must take place during the fiscal year in which the application is made.

Unilife is required to apply for training funds within five (5) years from the date this offer is accepted. Should extraordinary circumstances delay your training, please advise us at your earliest convenience.

Pennsylvania Industrial Development Authority (PIDA)

The Pennsylvania Industrial Development Authority provides low-interest financing for land and building acquisition and for building construction or renovation. PIDA can finance up to 30% of the eligible real estate costs, up to a maximum of $2 million, whichever is less. Funds are loaned at a fixed rate for a term of up to fifteen years. The interest rate for PIDA loans in York County is currently 4.25%. Please be aware that the interest rate is subject to change in response to fluctuations in the 10-year Treasury note rate adjusted quarterly. You will receive the interest rate in effect at the time of application. Should your firm be designated as advanced technology, the interest rate will be 3.25%.

Pennsylvania Economic Development Financing Authority (PEDFA)

PEDFA is the state-wide conduit (pass through) issuer of taxable Revenue Bonds, both in pooled and stand-alone transactions, to be used to finance land, building, equipment, and working capital. PEDFA may finance up to 100% of project cost with a variable interest rate. The term is based upon a negotiated letter of credit. This offer is contingent upon qualifying your company’s expenses as eligible for the issuance of taxable bonds and negotiation of necessary financial documents. We will work closely with you to meet your timetable and other requirements.

Mr. Alan Shortall
October 16, 2009

Redevelopment Assistance Capital Program (RACP)

The RACP program can provide grants to municipalities and redevelopment authorities for costs associated with major economic and community development projects in the Commonwealth. The RACP program is a component of the Commonwealth’s Capital Budget and, as such, projects that may potentially receive funding must first be authorized for a specific amount in a Capital Project Itemization Act. Additionally, the General Assembly must pass legislation raising the authorized debt level for the program. Projects are selected to receive RACP funding after a review by the Governor’s Office and the Office of the Budget of the project’s technical merits and compliance with minimum standards established by law and RACP policy. Based on information your firm has provided, I am proposing that an award up to $2,000,000 be made through the RACP program for this project. The funds would be provided to an appropriate public entity in the community and used towards the cost of construction of your new facility in Southcentral Pennsylvania.

Should the General Assembly not pass a new Capital Budget Itemization Act by December 31, 2009, I propose $2,000,000 in Infrastructure and Facilities Improvement Program (IFIP) be added to your economic development assistance package in lieu of the RACP funding. The RACP program will not be offered in conjunction with the IFIP program. A description of the IFIP program is listed below for your review.

Infrastructure and Facilities Improvement Program (IFIP)

The Infrastructure and Facilities Improvement Program can provide financial assistance in the form of multi-year grants, used by eligible applicants to service debt incurred for infrastructure and facilities improvement projects that enhance economic development in the Commonwealth. Based on the expected incremental increase in tax revenues (sales tax and personal income tax withholdings) and the annual debt service of the project financing, a maximum annual amount for the IFIP grant is established by the Department of Revenue and the Office of the Budget. The grant period can be up to ten years. Based on information provided about your project, the Commonwealth will provide $2,000,000 over 10 years for building renovations.

Governor Rendell is committed to making Pennsylvania an economic leader by investing in the growth of businesses like Unilife. In addition to the financing package outlined above, the Governor’s Action Team is prepared to provide Unilife with any assistance that may be required throughout the application process, as well as to coordinate the involvement of all other state agencies in your project. This would include assistance in securing any necessary environmental permits through the Department of Environmental Protection.

Mr. Alan Shortall
October 16, 2009

Please be aware that the assistance proposed in this offer is based upon information that has been provided to us by your company regarding job creation projections, cost estimates, and project timing. All of the assistance outlined above is contingent upon Unilife submitting complete applications and meeting all program guidelines. Financial awards are also contingent upon availability of funds in any given budget year. If you have any questions regarding the application process for any of our financial assistance programs, please contact the Governor’s Action Team. This proposal will remain in effect for a period of 30 days from the date of this letter, unless extended in writing by the Commonwealth.

Mr. Alan Shortall
October 16, 2009

I trust that this comprehensive offer of assistance from the Commonwealth will demonstrate our strong commitment to Unilife. I look forward to working with you to make this important project become a reality.

Sincerely,

/s/ George E. Cornelius
George E. Cornelius
Secretary

COMMONWEALTH OF PENNSYLVANIA
ACCEPTANCE OF OFFER

BY ACCEPTING THIS OFFER, UNILIFE AGREES TO MAKE NO PUBLIC ANNOUNCEMENT OF THE PROJECT WITHOUT THE PRIOR APPROVAL OF THE DCED PRESS OFFICE.

By accepting the attached offer of financial assistance, Unilife verifies that the information concerning job creation and retention and project cost is accurate, and understands that any changes could result in the Commonwealth revising or withdrawing this offer.

Should Unilife fail within the agreed timeframe to meet the commitments set forth above concerning job creation and retention or project cost, the Commonwealth reserves the right to withdraw all or part of this offer of assistance, and to seek repayment from Unilife of all or part of any assistance already disbursed.

Upon acceptance of this offer, Unilife will receive information regarding DCED’s Single Application for Financial Assistance, which will provide more specific information about the programs offered.

Unilife agrees to submit a Single Application for Financial Assistance for this project by January 30, 2010. Failure to do so may result in the loss or delay of funding.

If you have any questions regarding this offer or the application process, please contact Brian Ross at (717)720-1432.

Alan Shortall

Printed Name

CEO

Title

Unilife Medical Solutions

Company Name

10/20/2009

Date

11-3679944

Company Federal ID Number (FEIN)

Please return this completed page, along with a copy of this letter, via facsimile and regular mail to:

Governor’s Action Team
Attn: Gilda Englander
Commonwealth Keystone Building
400 North Street, Plaza Level
Harrisburg, PA 17120
Fax: 717-772-5419

/s/ Alan Shortall	10/20/2009

Alan Shortall	Date